Exhibit 99.1

HCP Announces Appointment of New Chief Accounting Officer

LONG BEACH, CA — June 3, 2009 — HCP (NYSE:HCP) announced the appointment of Scott A. Anderson as the Company’s Senior Vice President—Chief Accounting Officer, effective July 1, 2009.  Mr. Anderson comes to HCP from Apartment Investment Management Company (“Aimco”), an S&P 500 real estate investment trust headquartered in Denver, Colorado, where he is Senior Vice President, Financial Risk Management and previously served as Controller.

“I have known and enjoyed working with Scott for over five years,” commented Tom Herzog, HCP’s Executive Vice President—Chief Financial Officer and Treasurer.  “He has many years of financial management and real estate experience and I have great confidence in his ability to succeed in this new position.”

Mr. Anderson will replace George P. Doyle, who resigned as the Company’s Senior Vice President—Chief Accounting Officer, effective June 30, 2009, to pursue other opportunities.  Mr. Doyle has agreed to serve in a consulting capacity until January 31, 2010 to assist in the transition.

“We have benefited from George’s dedication at HCP,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “On behalf of the Board and management, I would like to thank him for his contributions to HCP and to wish him success in his future endeavors.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States.  As of March 31, 2009, HCP’s portfolio of properties, excluding assets held for sale but including mortgage loans and properties owned by unconsolidated joint ventures, totaled 692 properties among the following segments: 264 senior housing, 100 life science, 254 medical office, 23 hospital and 51 skilled nursing. For more information, visit the Company’s website at www.hcpi.com.

Contact

HCP

Thomas M. Herzog

Executive Vice President — Chief Financial Officer and Treasurer

562-733-5100